Exhibit 10.1

Definitive Agreement

This Definitive Agreement (“Agreement”) is entered into as of February 06, 2024, by and between ABVC BioPharma, Inc. (“ABVC”), and Shuling Jiang (hereinafter referred to as “Shuling”).

ABVC and Shuling are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

Due to strategically cooperate and construct an integrated platform for the global development of the healthcare business and the medical, pharmaceutical, and biotechnology in Taiwan.

Article 1: Subject Matter and Consideration

1.1 Subject Matter: The subject matter of this Agreement includes:

a) The common shares of ABVC (stock symbol: ABVC) on the Nasdaq Capital Market, with a price of US$3.50 per share.

b) Shuling’s ownership of a property located at Taoyuan City, Taiwan (hereinafter referred to as The Land or The Property).

As of December 20, 2023, the valuation of the Land is NT$ 88,866,964 or approximately US$2,962,232 (see Exhibit A).

1.2 Consideration: The consideration for this Agreement shall be as follows:

a) ABVC shall issue 703,495 common shares to Shuling Jiang at a price of US$3.50 per share.

b) ABVC agrees to provide 1,000,000 warrants, with an exercise price of US$2.00 per share.

c) Shuling Jiang shall transfer the NT$15,000,000 or approximately US$500,000 bank liability of the land to ABVC.

d) Shuling Jiang shall transfer ownership of The Land to ABVC.

1.3 Transfer of Ownership: Upon completion of the transaction, ownership of the ABVC Shares shall be transferred from ABVC to Shuling, and ownership of The Land shall be transferred from Shuling to ABVC.

Article 2: Exchange of The Land through ABVC Equity Transfer

2.1 Agreement to Exchange The Land: ABVC and Shuling agree to exchange ownership in Shuling’s real estate The Land through an equity transfer of ABVC shares.

2.2 Value of the Exchange: The value of the exchange is estimated to be approximately US$2,962,232, equivalent to 703,495 shares of ABVC common stock at US$3.50 per share and $500,000 Bank Loan.

Shuling agrees the ABVC Shares are restricted securities to be issued in accordance with Regulation S promulgated under the Securities Act of 1933.

2.3 Transfer Process: The transfer of ABVC Shares from ABVC to Shuling shall be executed in accordance with the applicable laws, regulations, and procedures governing equity transfers, as well as Regulation S promulgated under the Securities Act of 1933.

2.4 Transfer of Ownership: Upon completion of the equity transfer, the ownership stake in Shuling’s real estate The Property shall be transferred from Shuling to ABVC.

2.5 Representation of Value: Both parties acknowledge and agree that the value of the exchange is based on the estimated value of The Property and the market value of ABVC shares at the time of the equity transfer.

2.6 Valuation Dispute: In the event of any dispute regarding the valuation or other matters related to the exchange, the parties shall make good faith efforts to resolve the dispute through negotiation and mediation.

2.7 Taxes and Fees: Any taxes, fees, or other charges arising from the equity transfer and exchange shall be the responsibility of the respective parties as determined by applicable laws and regulations.

Article 3: Capital Protection Agreement

3.1 Valuation Assessment: In the event of a dispute regarding the valuation or value maintenance, the parties may engage an independent third-party expert or appraiser to assess the value and provide recommendations for adjustment.

3.2 Amendments to the Agreement: Any amendments or modifications to the definitive agreement necessitated by the value adjustment shall be made in writing and signed by both parties.

3.3 Force Majeure: The provisions of the definitive agreement shall not apply in cases of force majeure events that are beyond the reasonable control of either party and that significantly impact the value of The Land or stocks.

3.4 Governing Law and Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction in the State of New York. Any disputes arising from or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts in that jurisdiction.

Article 4: Termination, Replacement and Amendment

4.1 Both parties aim to complete the transfer of the target assets by March 10, 2024. If unable to do so, both parties shall negotiate and determine a subsequent transfer date.

4.2 Composition: Supplementary agreements or appended documents related to assets and equity transfer subsequently signed by both parties shall constitute valid integral parts of this Agreement. The rights and obligations of both parties shall be subject to the terms and conditions stipulated in this agreement and in any supplementary agreements or appended documents subsequently signed.

4.3 Amendment: The terms and conditions in this Agreement can be further amended in writing upon the mutual agreement of both parties.

4.4 Termination: This Agreement shall become invalid or terminated and shall no longer have any effect. However, the provisions of Sections 3.6, Sections 4, Sections 5, and Sections 6 shall remain in effect after the termination or invalidation of this Memorandum of Understanding.

Article 5: Confidentiality

5.1 Duty of Care: Both parties agree to exercise due care in maintaining the confidentiality of any relevant data or information. This duty of confidentiality shall not be affected by the termination or expiration of this Agreement.

5.2 Non-Disclosure Obligation: Both parties shall keep all confidential information received from the other party confidential and shall not disclose it to any third party without prior written consent, unless required by law or authorized by the disclosing party.

5.3 Return or Destruction of Confidential Information: Upon the expiration, termination, or at the request of either party, the receiving party shall promptly return to the disclosing party all confidential information received, along with any copies or reproductions thereof. Alternatively, the receiving party shall follow the instructions of the disclosing party regarding the destruction of such confidential information.

5.4 Survival of Confidentiality Obligations: The obligations of confidentiality and non-disclosure shall survive the expiration or termination of this Agreement and shall continue to be binding on both parties.

5.5 Exceptions: The obligations of confidentiality shall not apply to information that: (a) was already known to the receiving party prior to its disclosure by the disclosing party; (b) is or becomes publicly available without breach of this Agreement; (c) is received from a third party without breach of any confidentiality obligation; or (d) is independently developed by the receiving party without reference to the disclosing party’s confidential information.

Article 6: Copies of the Agreement

6.1 Two original copies of this Agreement have been prepared, with each party holding one original copy.

6.2 After signing, each party shall retain the original copy held by them as valid evidence between the parties.

6.3 Copies, reproductions, or electronic files of this Agreement shall have the same legal effect and may be used for communication between the parties.

Signature Page

Party A: ABVC BioPharma, Inc

Name: Uttam Yashwant Patil, Ph.D.

Title: CEO

Address:

Party B: 蔣淑齡 Shuling Jiang

Address: